Exhibit 99.1

PC Connection, Inc. Announces a Special Dividend to Shareholders

MERRIMACK, N.H.--(BUSINESS WIRE)--November 13, 2012--PC Connection, Inc. (NASDAQ: PCCC), a provider of a full range of information technology (IT) solutions to business, government, and education markets, today announced that its Board of Directors declared a special cash dividend of $0.38 per share payable on December 14, 2012 to shareholders of record at the close of business on November 28, 2012. The total amount of the special dividend payment will be approximately $10.1 million based on the current number of shares outstanding. While PC Connection is pleased to be in a position to pay a special dividend again this year, any declaration of future cash dividends will depend upon its financial position, strategic plans, and general business conditions at the time.

"We recently reported our highest third quarter operating income and earnings per share in more than a decade," said Timothy McGrath, President and Chief Executive Officer. "Our balance sheet and ability to leverage company assets are strong. We believe that this special dividend is an appropriate way to reward shareholders for their support."

PC Connection intends to continue to invest in market opportunities, including expansion of its CloudConnection™ and other professional services offerings.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has four sales companies: PC Connection Sales Corporation, MoreDirect, Inc., GovConnection, Inc., and Professional Computer Center, Inc. d/b/a ValCom Technology, headquartered in Merrimack, NH, Boca Raton, FL, Rockville, MD, and Itasca, IL, respectively. All four companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers and telesales specialists, catalogs, publications, and its website at www.pcconnection.com. This company also serves consumer and small office users and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a cloud-based eProcurement system. Backed by over 500 technical certifications, MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

Professional Computer Center, Inc. d/b/a ValCom Technology (630-285-0500), www.valcomtechnology.com, provides technology services to medium-to-large corporate organizations utilizing its proprietary cloud-based IT service management software, WebSPOC™. Through its experienced technical service personnel, ValCom Technology provides network, server, storage, mission-critical onsite support, installation, and hosting of lifecycle services.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from these detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2322
Senior Vice President, CFO and Treasurer